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                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                       MORGAN STANLEY DEAN WITTER & CO.
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               (Name of Registrant as specified In Its Charter)

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[Morgan Stanley logo]                                               MEMORANDUM


TO:      Interested Stockholders                DATE:   March 14, 2002

FROM:    Morgan Stanley Dean Witter & Co.

SUBJECT: STOCKHOLDER PROPOSAL ON REMOVAL OF
         STAGGERED BOARD


We are responding to your request for information on our reaction to ISS's recommendation on the stockholder proposal to destagger our Board. As you know, our Board recommended that stockholders vote against the proposal and listed in the Proxy Statement why it believes that the proposal is not in the best interests of the company and its stockholders.

ISS does not appear to us to have undertaken any analysis of the Morgan Stanley proposal itself, the reasons set forth by our Board recommending against the proposal or whether a staggered Board is appropriate for our company. Rather, ISS appears simply to have adopted a uniform policy of recommending against all staggered Boards, irrespective of a company's particular facts and circumstances. In addition, we believe ISS' recommendation has a number of flaws:

o ISS asserts that the empirical evidence on staggered boards suggests that they are not in the best interests of shareholders from a financial perspective. Others, however, have found that the evidence on this matter is "ambiguous." See IRRC Corporate Governance Service, February 2002 Background Report. ISS fails to advise its clients of these differing views. Indeed, even the untested study to be published later this year on which ISS relies itself acknowledges that further research is required on whether staggered boards provide benefits in terms of higher acquisition premia and recognizes that its conclusions on staggered boards go against the weight of much of the previous research on such boards.

o ISS fails to advise its clients that ISS has not undertaken any analysis of Morgan Stanley's particular circumstances (for example, the matters described by our Board under the heading "Relationships" in our Proxy Statement).

o ISS does not highlight for its clients statements in the stockholder proposal that are contrary to ISS' own statements. For example, the proposal states: "The great majority of New York Stock Exchange listed corporations elect all their directors each year." ISS, on the other hand, states: "... classification remains the rule, not the exception. Nearly 60 percent of U.S. companies stagger directors' terms."

We trust that this information is responsive to your request.